As filed with the Securities and Exchange Commission on March 26, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Solazyme, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware		33-1077078
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Solazyme, Inc. 225 Gateway Boulevard South San Francisco, CA 94080 (650) 780-4777

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul T. Quinlan

General Counsel

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

(650) 780-4777

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Alan F. Denenberg

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
(650) 752-2000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-194808

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(3)
Convertible Senior Subordinated Notes due 2019	(4)	(4)	(4)	(4)
Common Stock, $0.001 par value	(4)	(4)	(4)	(4)
Total	(4)	(4)	$12,750,000	$1,642.20

(1)	The registrant previously registered an aggregate principal amount of $200,000,000 of securities on a Registration Statement on Form S-3 (Registration No. 333-194808), along with an indeterminate number of shares of common stock of the registrant that may be issued in connection with stock splits, stock dividends, recapitalizations or similar adjustments. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of not more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-3 (Registration No. 333-194808) is being registered.
(2)	Includes offering price of securities that the underwriters have the option to purchase to cover over-allotments, if any.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act. The registrant previously registered an aggregate principal amount of $200,000,000 of securities on the Registration Statement on Form S-3 (File No. 333-194808), for which payment of the registration fee was deferred pursuant to Rule 456(b) under the Securities Act and will be paid with the related final prospectuses for the offerings to be filed pursuant to Rule 424(b) under the Securities Act.
(4)	Not required to be included in accordance with Rule 457(r) under the Securities Act, as amended.

EXPLANATORY NOTE AND INFORMATION INCORPORATED BY REFERENCE

This Registration Statement is being filed by Solazyme, Inc. (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. Pursuant to Rule 462(b), the Company hereby incorporates by reference into this Registration Statement on Form S-3 in its entirety the Registration Statement on Form S-3 (File No. 333-194808), which was effective automatically upon filing with the Securities and Exchange Commission (“SEC”) on March 25, 2014 (the “Initial Registration Statement”), including each of the documents filed by the Company with the SEC and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

This Registration Statement is being filed with respect to the registration of an additional $12,750,000 aggregate maximum principal amount of the Company’s common stock, par value $0.001 per share and Convertible Senior Subordinated Notes due 2019, which are described in the prospectuses constituting a part of the Initial Registration Statement.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on March 26, 2014.

SOLAZYME, INC.

By:	/s/ Tyler W. Painter
	Name:	Tyler W. Painter
	Title:	Chief Financial Officer

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jonathan S. Wolfson	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2014

* Tyler W. Painter	Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2014

* Michael V. Arbige	Director	March 26, 2014

* Ian T. Clark	Director	March 26, 2014

* David C. Cole	Director and President	March 26, 2014

* Jerry Fiddler	Chairman of the Board	March 26, 2014

* Peter Kovacs	Director	March 26, 2014

* James R. Craigie	Director	March 26, 2014

Ann Mather	Director

*By:	/s/ Tyler W. Painter
Tyler W. Painter Attorney-in-Fact

II-2

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to the Registrant’s Registration Statement on Form S-3 (File No. 333-194808))